Exhibit 4.1

STOCK PURCHASE AGREEMENT

BETWEEN

NON-INVASIVE MONITORING SYSTEMS, INC.

AND

CERTAIN INVESTORS

(AS LISTED ON SCHEDULE A)

DATED

as of August 1, 2005

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of August, 2005 by and among NON-INVASIVE MONITORING SYSTEMS, INC., a corporation organized and existing under the laws of the State of Florida (“NIMS” or the “Company”), and certain investors, (hereinafter referred to collectively as “Investor” or “Investors”) as listed on Schedule A herein (each agreement with an Investor being deemed a separate and independent agreement between the Company and such Investor).

PRELIMINARY STATEMENT:

WHEREAS, the Investors wish to purchase, upon the terms and subject to the conditions of this Agreement, an aggregate total of Nineteen Million (19,000,000) shares of the Common Stock of the Company for the aggregate purchase price of Nine Hundred Fifty Thousand Dollars ($950,000) with the right to receive certain common stock purchase warrants as described herein (each share of Common Stock and corresponding stock purchase warrants are referred to herein as a “Unit”); and

WHEREAS, the parties intend to memorialize the purchase and sale of such Units by executing this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1 Incorporation by Reference. The foregoing recitals, Schedule A and the Exhibits attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2 Superseder. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company’s principal office.

1.3 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

1.3.1 “1933 Act” means the Securities Act of 1933, as amended.

1.3.2 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3.3 “Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50 percent of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.4 “Articles” means the Articles of Organization of the Company, as the same may be amended from time to time.

1.3.5 “Closing Date” means the later of August 17, 2005 or upon the date all of the conditions of Article VIII and Article IX herein are satisfied, unless extended by the Company in its sole discretion until August 31, 2005.

1.3.6 “Common Stock” means the shares of common stock of NIMS, par value $0.01 per share.

1.3.7 “Florida Act” means the Florida Business Corporation Act, as amended.

1.3.8 “Material Adverse Effect” shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or shall be a Material Adverse Effect: (i) any change in the market price or trading volume of the Common Stock after the date hereof, (ii) any adverse circumstance, change or effect resulting directly from conditions affecting the industries in which the Company participates in their entirety or the U.S. economy as a whole, (iii) any adverse circumstance, change or effect resulting directly from the announcement or pendency of this Agreement or (iv) any adverse circumstance, change or effect resulting from the taking of any action by the Company which this Agreement requires the Company to take.

1.3.9 “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

1.3.10 “Purchase Price” means the purchase price for the Units as set forth in Section 2.2 below.

1.3.11 “Registration Rights” shall mean the registration rights between the Investors and the Company.

1.3.12 “Registration Statement” shall mean the registration statement under the 1933 Act to be filed with the SEC for the registration of the Shares.

1.3.13 “SEC” means the Securities and Exchange Commission.

1.3.14 “SEC Documents” shall mean each form, report, schedule, statement and other document filed or required to be filed by the Company with the SEC pursuant to the 1934 Act through the date hereof, including any filed amendment to such document, whether or not such amendment is required to be so filed.

1.3.15 “Shares” shall mean, collectively, the shares of Common Stock of the Company being subscribed for hereunder and those shares of Common Stock issuable to the Investor upon exercise of the Warrants.

1.3.16 “Transfer Agent Instructions” means the Irrevocable Transfer Agent Instructions, in the form of Exhibit C, executed by the Company and delivered to and acknowledged in writing by the Company’s transfer agent.

1.3.17 “Units” shall mean the Common Stock and the Warrants collectively.

1.3.18 “Warrants” shall mean the Common Stock purchase warrants in the forms attached hereto Exhibit A.

ARTICLE II

SALE AND PURCHASE OF NIMS’S UNITS

AND PURCHASE PRICE

2.1 Sale of NIMS Units Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell, and each Investor, severally and not jointly, agrees to purchase, the Units for an aggregate purchase price of Nine Hundred Fifty Thousand Dollars ($950,000) (the “Purchase Price”) on the Closing Date, as follows:

2.1.1 Common Stock Upon execution and delivery of this Agreement and the Company’s receipt of the Purchase Price, the Company shall deliver to the Investors an aggregate total of Nineteen Million (19,000,000) shares of Common Stock. Each Investor shall pay such amount and receive such number of shares of Common Stock as shall be set forth on Schedule A.

2.1.2 Warrants Upon execution and delivery of this Agreement and the Company’s receipt of the Purchase Price, the Company shall deliver to the Investors an aggregate total of Warrants to purchase Nine Million Five Hundred Thousand (9,500,000) shares of Common Stock (the “Warrant Shares”) to be issued to the Investors pro rata based upon their commitments as set forth on Schedule A. The Warrants, a form of which is attached hereto as Exhibit A, shall set forth certain terms and conditions including, without limitation, an exercise price of $0.15 per share (as adjusted from time to time as provided in the Warrants) and an expiration date of four (4) years from the date of issuance.

2.2 Purchase Price. The purchase price to be paid by each Investor on the Closing Date for the Units is payable by each Investor in United States Dollars in accordance with the information listed on Schedule A. Payment to the Company of the Purchase Price shall be made on the date hereof by wire transfer or check.

2.3 Acceptance. Each potential Investor acknowledges that the Company shall, in its sole discretion, have the right to accept or reject their subscription for Units, in whole or in part, for any reason or for no reason.

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of the Company, at 1666 Kennedy Causeway Avenue, North Bay Village Florida 33141 at 5:00 P.M. local time, on the Closing Date or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

3.2 Deliveries by the Company. In connection with the Closing, the Company agrees to deliver, or cause to be delivered, to the Investors, the following:

(a)	Within seven (7) business days following the Closing Date, Certificates representing NIMS Shares, which certificates shall be duly endorsed to the Investor and shall contain the restrictive legends set forth in Section 7.3 below;

(b)	At or prior to Closing, an Agreement executed by the Company;

(c)	At or prior to Closing, Warrants in the name of the Investors in the form attached hereto as Exhibit A executed by the Company;

(d)	At or prior to Closing, confirmation that the provisions of Paragraph 6.6 herein have been satisfied or commenced, as appropriate.

(e)	A legal opinion of counsel to the Company in the form attached hereto as Exhibit B.

(f)	duly executed Transfer Agent Instructions acknowledged by the Company’s transfer agent.

(g)	documentation evidencing the conversion of certain convertible debt of the Company, described in Section 9.5 hereof, into shares of the Company’s Common Stock.

3.3 Deliveries by Investor. In connection with the Closing, each Investor agrees to deliver, or cause to be delivered, to the Company, as appropriate, the following:

(a)	At or prior to Closing, the Purchase Price

(b)	At or prior to Closing, an Agreement executed by the Investor.

In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein are provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.4 Further Assurances. The Company and each Investor shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investors and each Investors shall cooperate with the Company, but any Investor shall not be required to cooperate with any other Investor) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NIMS

NIMS represents and warrants to the Investors as of the date hereof as follows:

4.1 Organization and Qualification. NIMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a Material Adverse Effect on NIMS and its subsidiaries taken as a whole.

4.2 Articles of Incorporation and By-Laws. The complete and correct copies of NIMS’s Articles of Incorporation and By-Laws, as amended or restated to date which have been filed with the Securities and Exchange Commission, are a complete and correct copy of such documents as in effect on the date hereof and as of the Closing Date.

4.3 Capitalization.

4.3.1 As of the date hereof, the authorized capital stock of NIMS consists of 100,000,000 shares of Common Stock, par value $0.01 per share. As of the date hereof, there are (i) 31,221,971 shares of Common Stock issued and outstanding, and (ii) 62,048 shares of Preferred Stock issued or outstanding. All shares of capital stock have been duly authorized and are validly issued, and are fully paid and no assessable, and free of preemptive rights.

4.3.2 Except as disclosed in Schedule 4.32 of the Disclosure Schedule, as of the date hereof, there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of NIMS, or agreements, understandings or arrangements to which NIMS is a party, or by which NIMS is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Company agrees to inform the Investors in writing of any additional warrants granted prior to the Closing Date.

4.3.3 The Company on the Closing Date (i) will have full right, power, and authority to sell, assign, transfer, and deliver, by reason of record and beneficial ownership, to each Investor, NIMS Shares hereunder, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever; and (ii) upon delivery of and payment by each Investor of the Purchase Price to the Company, such Investor will acquire good and marketable title to such Company Stock, free and clear of all liens, charges, claims, options, pledges, restrictions, and encumbrances whatsoever, except in each of the case of (i) and (ii), such liens, charges, claims, options, pledges, restrictions and encumbrances as may be (x) imposed under federal or state securities laws, (y) set forth in this Agreement or (z) imposed through the actions of the Investors.

4.4 Authority. NIMS has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NIMS and the consummation by NIMS of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NIMS and no other corporate proceedings on the part of NIMS is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement, when executed and delivered by NIMS, will constitute the valid and binding obligations of NIMS, enforceable against NIMS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or other similar laws relating to, affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principals of general application.

4.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by NIMS does not, and the performance by NIMS of its obligations hereunder will not: (i) conflict with or violate the Articles or By-Laws of NIMS; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) in effect as of the date of this Agreement and applicable to NIMS; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of NIMS pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NIMS is a party or by NIMS or any of its properties or assets is bound, except in each of the cases of (i) through (iii) for any violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a Material Adverse Effect on NIMS.

4.6 Report and Financial Statements. The audited financial statements of NIMS for the year ended July 31, 2004 and the unaudited financial statements of NIMS for the quarter ended October 31, 2004, January 31, 2005 and April 30, 2005 are included in NIMS’s SEC Documents (the “Financial Statements”). Each of the balance sheets contained in the Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of NIMS as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of NIMS for the periods to which they relate, in each case in accordance with United States generally accepted accounting principles (“U.S. GAAP”) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and other adjustments described therein in the case of unaudited statements. The books and records of NIMS have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transaction.

4.7 Compliance with Applicable Laws. NIMS is not in violation of, or, to the knowledge of NIMS is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect on NIMS.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NIMS.

4.9 SEC Documents. NIMS acknowledges that NIMS is a publicly held company and has made available to the Investors after demand true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to the 1934 Act, and the Common Stock is listed and traded on the OTC Bulletin Board Market of the National Association of Securities Dealers, Inc. (the “NASD”). The Company has received no notice, either oral or written, from the NASD stating that NIMS has failed to comply with any listing standards of the OTC Bulletin Board Market, and the Company has maintained all requirements for the continuation of listing thereon. As of their respective dates (or if amended or superceded, as of the date of the last amendment or superceding report filed prior to the date hereof), the SEC Documents complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 Litigation. To the knowledge of NIMS, no litigation, claim, or other proceeding before any court or governmental agency is pending or threatened against NIMS.

4.11 Exemption from Registration. Subject to the accuracy of the Investors’ representations in Article V, the sale of the Units will be exempt from the registration requirements of Section 5 of the 1933 Act and/or any applicable state securities law. When validly converted in accordance with the terms of the Warrants, the Shares underlying the Warrants will be duly and validly issued, fully paid, and non-assessable. The Company is issuing the Units in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933, and/or Section 4(2) of the 1933 Act.

4.12 Internal Controls And Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management’s authorization; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; and (iv) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

4.14 Full Disclosure. No representation or warranty made by NIMS in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, as to himself or itself and not as to any other Investor, represents and warrants to the Company that:

5.1 Organization and Standing of the Investor. Where the Investor is a corporation, such Investor is duly incorporated, validly existing and in good standing under the laws of the state in which it was formed. The state in which any offer to purchase shares hereunder was made or accepted by such Investor is the state shown as such Investor’s address. If an entity, the Investor was not formed for the purpose of investing solely in the Units the subject of this Agreement.

5.2 Authorization and Power. The Investor has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Investor, where appropriate, and no other corporate proceedings on the part of the Investor, where appropriate, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement, when executed and delivered by the Investor, will constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

5.3 No Conflicts. The execution and performance of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not: (i) conflict with or violate such Investor’s charter documents or bylaws, where applicable, (ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to the Investor; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, or require any payment under, any note, bond, mortgage, indenture, contract, agreement, lease license, permit, franchise or other instrument or obligation to which the Investor is a party or by which the Investor or any of its properties or assets is bound, except in each of cases (i) through (iii) for any violations, conflicts, breaches, defaults, terminations or accelerations that would not, in the aggregate, have a Material Adverse Effect on the Investor. The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of such Investor’s obligations under this Agreement or to purchase the Units in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of NIMS herein.

5.4 Financial Risks. The Investor acknowledges that such Investor is able to bear the financial risks associated with an investment in the Units and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the Units by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the Units.

5.5 Accredited Investor. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Units.

5.6 Investment Intent. The Investor is purchasing the Units for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the 1933 Act. The Investor understands that its acquisition of the Units has not been registered under the 1933 Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of such Investor’s investment intent as expressed herein. The Investor shall not, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of) any of the Units, except in compliance with the terms of this Agreement and the registration requirements of the 1933 Act, and the rules and regulations promulgated thereunder, or an exemption thereunder.

5.7 No Legal, Tax or Investment Advice. The Investor understands that nothing in this Agreement or any other materials presented to such Investor in connection with the purchase of the Units constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units.

5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investors.

5.9 No Short Sales. Prior to the Closing Date, neither the Investor nor any of the Investor’s Affiliates will be in a net short position with regard to the Common Stock in any accounts directly or indirectly controlled by the Investor.

5.10 Knowledge of Company. Each Investor and such Investor’s advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Units. Each Investor and such Investor’s advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.11 Risk Factors Each Investor understands that such Investor’s investment in the Units involves a high degree of risk. Each Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Units. Each Investors warrants that such Investor is able to bear the complete loss of such Buyer’s investment in the Units.

5.12 Full Disclosure. No representation or warranty made by the Investor in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Except asset forth or referred to in this Agreement, Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Company.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Registration Rights. The Company hereby agrees that the Investors holding at least 50% of the Units may request, at any time until the Investors may sell their shares of common stock pursuant to the provisions of Rule 144(K) of the 1933 Act, make one request of the Company to use its best efforts file a Registration Statement in order to get the shares of common stock underlying the Units registered for resale. In addition, the Investors shall be entitled to, at any time for a period of five years from the date of Closing, unlimited “piggy-back” registration rights of the shares of common stock underlying the Units on forms which permit the sale of securities to the public (excepting Form S-8).

6.2 Reservation Of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to issue the shares of Common Stock underlying the Warrants.

6.3 Listing Of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on the OTC Bulletin Board or another publicly trading market. The Company will take all action to continue the listing and trading of its Common Stock on the OTC Bulletin Board or another publicly traded market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such publicly traded market.

6.4 Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under the 1934 Act, will use commercially reasonable efforts to comply in all respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the 1934 until the Investors have disposed of all of their Shares or the shares of Common Stock underlying the Warrants.

6.5. Corporate Existence; Conflicting Agreements. From the date hereof until the Closing Date, (i) the Company will take all steps necessary to preserve and continue the corporate existence of the Company and (ii) the Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.6 Protective Provisions. For as long as Frost Gamma owns at least 5,000,000 shares of Common Stock of the Company (the “Major Investor”), such Major Investor shall have the following rights: (i) the right to recommend and approve both the Chief Executive Officer and the Director of Marketing, (ii) at the Closing, the right to appoint one Director to the Company’s Board of Directors (the “Investor Board Member”) (with such Director receiving expense reimbursement and compensation commensurate with all of the Company Directors); (iii) the right to cap all executive salaries, including that of Dr. Marvin Sackner’s, which shall be $52,000 per year; and (iv) in the event that the Director appointed by the Major Investor pursuant to this Section 6.6 (ii) is not elected to the Board of Directors of the Company at a meeting of the shareholders of the Company subsequent hereto, the Major Investor shall have the right to appoint an Observer to attend all Board of Directors meetings of the Company.

6.7 Use of Proceeds. The Company will use the proceeds from the sale of the Units (excluding amounts paid by the Company for legal and administrative fees in connection with the sale of the Units) for as follows: develop and market the “AT101”; submit the appropriate 510K to the FDA; hire key personnel; and general working capital.

6.8 Non Redemption. Until such time as the Company completes a future financing for proceeds in excess of $3,000,000, the Company and Dr. Marvin Sackner agree to extend the maturity of the $l65,000 Note due to Dr. Marvin Sackner.

6.9 Right to Participate in Future Offerings. The Investors shall have a right to participate in future offerings of the Company’s securities on a pro rata basis of their ownership of Common Stock for a period of four (4) years from the date herein.

ARTICLE VII

COVENANTS OF THE INVESTORS

7.1 Compliance with Law. The Investor’s trading activities with respect to shares of the Company’s Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company’s Common Stock is listed.

7.2 Transfer Restrictions. The Investor’s acknowledge that (1) the Shares, Warrants and shares underlying the Warrants have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Investor’s shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares, Warrants and shares underlying the Warrants to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the Shares, Warrants and shares underlying the Warrants made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.3 Restrictive Legend. The Investor’s acknowledge and agree that the Shares, the Warrants and the shares underlying the Warrants and, until such time as the Shares, the Warrants and the shares underlying the Warrants have been registered under the 1933 Act and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Shares, the Warrants and the shares underlying the Warrants shall bear the following restrictive legends:

(i) “THE [SHARES OF COMMON STOCK][WARRANTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH [SHARES][WARRANTS] NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE INVESTOR’S SHALL HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY, TO THE EFFECT THAT THE [SHARES OF COMMON STOCK][WARRANTS] TO BE SOLD OR TRANSFERRED MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.”

(ii) Any legend required by the blue sky or securities laws of any state or jurisdiction to the extent such laws are applicable to the shares represented by the certificate so legended.

The certificates representing the Common Stock and the Warrants shall be subject to a stop transfer order with NIMS’s transfer agent that restricts the transfer of such shares or warrants except in compliance herewith.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1 No Termination. This Agreement shall not have been terminated pursuant to Article X hereof.

8.2 Representations True and Correct. The representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3 Compliance with Covenants. The Investors shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO INVESTOR’S OBLIGATIONS

The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1 No Termination. This Agreement shall not have been terminated pursuant to Article X hereof.

9.2 Representations True and Correct. The representations and warranties of NIMS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

9.3 Compliance with Covenants . NIMS shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

9.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

9.5 Conversion of Certain Debt. Prior to or on the Closing Date, NIMS shall have converted the following outstanding promissory notes into Common Stock of the Company (at a rate of $0.05 per share) and Warrants as set forth on Schedule B hereof:

(a) Convertible Promissory Note dated June 9, 2005 in the amount of $25,000 issued by the Company for the benefit of Harter Financial; and

(b) Convertible Promissory Note dated June 9, 2005 in the amount of $25,000 issued by the Company for the benefit of Frost Gamma Investments.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the August 17, 2005:

10.1.1 by mutual written consent of the Investors and the Company;

10.1.2 by the Investors, on the one hand, or the Company, on the other, if: (A) the Closing shall not have occurred on or before August 17, 2005 (or such later date as may be agreed upon in writing by the parties hereto (the “Termination Date”)); provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, (B) there shall be a final nonappealable order of a federal, state or foreign court in effect preventing consummation of the transactions contemplated by this Agreement, or (C) there shall be any governmental rule or governmental order applicable to the transactions contemplated by this Agreement by any governmental entity that would make the consummation of the transactions contemplated by this Agreement illegal;

10.1.3 by the Investors, if the Company has breached any of its representations or warranties or failed to perform any of its obligations hereunder and as a result of such breach or failure the conditions set forth in Sections 9.2 or 9.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Company shall continue to exercise its commercially reasonable efforts the Investors may not terminate this Agreement under this Section 10.1.3 unless such breach has not been cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured); or

10.1.4 by the Company, if the Investors have breached any of their respective representations or warranties or failed to perform any of their respective obligations hereunder and as a result of such breach or failure the conditions set forth in Sections 8.2 or 8.3, as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Investors within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Investors shall continue to exercise its commercially reasonable efforts the Company may not terminate this Agreement under this Section 10.1.4 unless such breach has not been cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured).

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Paragraph 10.1 hereof, there shall be no liability to NIMS or the Investors or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, except as set forth in Section 11.1.

10.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

10.4 Waiver. At any time prior to the Closing Date, NIMS or each Investor, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of the other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which has been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

ARTICLE XI

GENERAL PROVISIONS

11.1 Transaction Costs. Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorneys’ fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement, provided, however, that the Company shall reimburse each Investor for legal fees of $7,500.

11.2 Indemnification.

11.2.1 Each Investor, severally and not jointly agrees to defend and hold the Company (following the Closing Date) and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorneys’ fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement by such Investor or failure by such Investors to perform with respect to any of its representations, warranties or covenants contained in this Agreement. The Company agrees to defend and hold the Investors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorneys’ fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to any of its representations, warranties or covenants contained in this Agreement.

11.2.2 All claims for indemnification under this Section 11.2 must be made within 12 months following the Closing Date or otherwise shall be considered null and void.

11.2.3 Neither the Investors, on the one hand, nor the Company, on the other, shall be required to make any indemnification payments pursuant to this Section 11.2 unless and until the claims asserted against such party exceed $25,000 after which such parties shall be entitled to recover for damages in excess of such amount.

11.2.4 The maximum liability of the Investors, on the one hand, and the Company, on the other, shall be the Purchase Price.

11.2.5 The indemnification obligations contained in this Section 11.2 shall be the exclusive remedy available to the parties hereto with respect to this Agreement.

11.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Entire Agreement. This Agreement (together with the Schedule, Exhibits, Warrants and documents referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to NIMS:

NON-INVASIVE MONITORING SYSTEMS, INC.

1666 Kennedy Causeway Avenue,

North Bay Village Florida 33141

If to the Investors:

To the address listed on Schedule A herein or to the address provided to the Company by an Investor.

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.7 Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.8 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

11.10 Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Florida.

11.11 Preparation and Filing of Securities and Exchange Commission filings. Each Investor shall reasonably assist and cooperate with the Company in the preparation of all filings with the SEC after the Closing Date due after the Closing Date.

11.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

11.13 Third Parties Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.14 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Investors and the Company have as of the date below.

NON-INVASIVE MONITORING SYSTEMS, INC.

Date:

By:
Title:

INVESTORS

Schedule A

Schedule of Investors

Schedule B

Conversion of Certain Noteholders

Schedule 4.32

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